Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-205098 and No. 333-199234) on Form S-8 and (No. 333-172862) on Form S-3 of our report dated February 15, 2022, with respect to the consolidated financial statements and financial statement schedule III of InvenTrust Properties Corp.

/s/ KPMG, LLP

Chicago, Illinois
February 15, 2022